The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174766
Subject to Completion
Preliminary Prospectus Supplement dated June 7, 2011
PROSPECTUS SUPPLEMENT
(To prospectus dated June 7, 2011)
$275,000,000
BROOKDALE SENIOR LIVING INC.
% Convertible Senior Notes due 2018

We are offering $275 million aggregate principal amount of     % Convertible Senior Notes due 2018, or the notes. We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2011. The notes will mature on June 15, 2018, unless earlier repurchased by us or converted.
Holders may convert their notes at their option prior to the close of business on the second trading day immediately preceding the stated maturity date only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending September 30, 2011, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period, which we refer to as the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after March 15, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election. The initial conversion rate for the notes will be          shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $      per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.
Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.
We may not redeem the notes prior to their stated maturity date.
If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, as defined herein.
The notes will be our senior unsecured obligations, will be equal in right of payment with our other senior unsecured debt and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will also be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The notes will also be effectively subordinated to our secured debt to the extent of the assets securing such debt.
The notes will not be listed on any securities exchange. Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol “BKD.” On June   , 2011, the last sales price of the shares as reported on the NYSE was $      per share.
Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-12 of this prospectus supplement.

	Per Note	Total

Public offering price (1)	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us (1)	%	$

(1)	Plus accrued interest from June , 2011, if settlement occurs after that date

We have granted the underwriters the right to purchase up to an additional $41,250,000 principal amount of the notes within 13 days of the date of this prospectus supplement solely to cover overallotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about June   , 2011.

BofA Merrill Lynch	J.P. Morgan	RBC Capital Markets

The date of this prospectus supplement is June   , 2011.

Prospectus Supplement

Prospectus

We and the underwriters have not authorized anyone to provide you with different information or to make representations as to matters not stated or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. You must not rely on unauthorized information. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is only accurate on the respective dates of such documents.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements concerning the proposed mortgage loan, the statements relating to the consummation of the acquisition of Horizon Bay Realty, L.L.C. and the transactions with HCP, Inc. and Chartwell Seniors Housing Real Estate Investment Trust (including the anticipated timing thereof), our expectations concerning the future performance of the new communities and the effects of the transactions on our financial results (including our expectations with respect to its return on invested equity), our expectations regarding possible future investment or acquisition opportunities with respect to the managed assets, and our expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, expansion and development activity, acquisition opportunities, asset dispositions and taxes; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion , redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined by incorporation by reference herein). Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “predict(s)”, “believe(s)”, “may”, “will”, “would”, “could”, “should”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors that could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the closing conditions and successfully complete the transactions; the risk that we may not be able to successfully integrate the new communities into our operations; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate

S-ii

sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the SEC, press releases and other communications, including those set forth under “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Such forward looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before making your decision to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully before making an investment decision, especially the risks of investing in the notes and our common stock discussed under “Risk Factors” herein and therein and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Unless the context suggests otherwise, references in this prospectus supplement to “Brookdale,” the “Company,” “we,” “us” and “our” refer to Brookdale Senior Living Inc. and its direct and indirect subsidiaries, except where it is clear that the term refers only to the parent company. References in this prospectus supplement to “Fortress” refer to Fortress Investment Group LLC and certain of its affiliates.

Brookdale Senior Living Inc.

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company provides an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest quality service, care and living accommodations for residents. The Company owns, leases and operates retirement centers, assisted living and dementia-care communities and continuing care retirement centers, or CCRCs.

As of March 31, 2011, we were the largest operator of senior living communities in the United States based on total capacity, with 558 communities in 33 states and the ability to serve over 51,000 residents. As of March 31, 2011, we operated in four business segments: retirement centers, assisted living, CCRCs and management services.

As of March 31, 2011, we operated 75 retirement center communities with 14,199 units, 428 assisted living communities with 21,177 units, 36 CCRCs with 12,002 units and 19 communities with 3,784 units where we provide management services for third parties. The majority of our units are located in campus settings or communities containing multiple services, including CCRCs. For the quarter ended March 31, 2011, the weighted average occupancy rate for our owned/leased communities was 87.2%. For the quarter ended March 31, 2011, 44.4% of our revenues were generated from owned communities, 55.4% from leased communities and 0.2% from management fees from communities we operate on behalf of third parties. We generate approximately 79.1% of our revenues from private pay customers.

Our principal executive offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 221-2250. Our website address is www.brookdaleliving.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the accompanying prospectus.

Growth Strategy

Our primary growth objectives are to grow our revenues, Adjusted EBITDA, Cash From Facility Operations and Facility Operating Income (as such terms are defined by incorporation by reference herein of our Annual Report on Form 10 K for the year ended December 31, 2010 in the section entitled

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”). Key elements of our strategy to achieve these objectives include:

•	Organic growth in our core business, including expense control and the realization of economies of scale. We plan to grow our existing operations by increasing revenues through a combination of occupancy growth and monthly service fee increases as a result of our competitive strength and growing demand for senior living communities. In addition, we intend to take advantage of our sophisticated operating and marketing expertise to retain existing residents and attract new residents to our communities. We also plan to continue our efforts to achieve cost savings through the realization of additional economies of scale. The size of our business has allowed us to achieve savings in the procurement of goods and services and increased efficiencies with respect to various corporate functions, and we expect that we can achieve additional savings and efficiencies.

•	Growth through the continued expansion of our ancillary services programs (including therapy, home health and hospice services). We plan to grow our revenues by further expanding our Innovative Senior Care program throughout our retirement centers, assisted living, CCRCs and management services segments. This expansion includes expanding the scope of services provided at the communities currently served and the continuing rollout of home health to communities not currently serviced. In addition, we plan to grow our revenues from ancillary services through the maturation of existing clinics. Through the Innovative Senior Care program, we currently provide therapy, home health and other ancillary services, as well as education and wellness programs, to residents of many of our communities. These programs are focused on wellness and physical fitness to allow residents to maintain maximum independence. These services provide many continuing education opportunities for residents and their families through health fairs, seminars, and other consultative interactions. The therapy services we provide include physical, occupational, speech and other specialized therapy and home health services. The home health services we provide include skilled nursing, physical therapy, occupational therapy, speech language pathology, home health aide services as well as social services as needed. In addition to providing these in-house therapy and wellness services at our communities, we also provide these services to other senior living communities that we do not own or operate and to seniors living outside of our communities. These services may be reimbursed under the Medicare program or paid directly by residents from private pay sources and revenues are recognized as services are provided. We also plan to begin offering hospice services in certain locations. We believe that our Innovative Senior Care program is unique in the senior living industry and that we have a significant advantage over our competitors with respect to providing ancillary services because of our established infrastructure and experience. We believe there is a significant opportunity to grow our revenues by continuing to expand the scope of services at communities currently served and continuing the rollout of home health to additional communities, which we believe will increase our revenue per unit in the future. As of March 31, 2011, we offered therapy services to approximately 38,435 of our units and home health services to approximately 27,277 of our units.

•	Growth through the expansion, redevelopment and repositioning of existing communities. Through our Program Max initiative, we intend to grow our revenues and cash flows through the expansion, redevelopment and repositioning of certain of our existing communities where economically advantageous. Certain of our communities with stabilized occupancies and excess demand in their respective markets may benefit from additions and expansions (which additions and expansions may be subject to landlord, lender and other third party consents) offering increased capacity. Additionally, the community, as well as our presence in the market, may benefit from adding a new level of service for residents. Through Program Max, we may also reposition certain communities to meet the evolving needs of our customer. This may include converting space from one level of care to another, reconfiguration of existing units, or the addition of services that are not currently present.

•	Growth through the acquisition and consolidation of asset portfolios and other senior living companies. As opportunities arise, we plan to continue to take advantage of the fragmented continuing care, independent living and assisted living sectors by selectively purchasing existing operating companies, asset portfolios, home health agencies and communities. We may also seek to acquire the fee interest in communities that we currently lease or manage. Our acquisition strategy will continue to focus primarily on communities where we can improve service delivery, occupancy rates and cash flow.

Competitive Strengths

We believe our nationwide network of senior living communities is well positioned to benefit from the growth and increasing demand in the industry. Some of our most significant competitive strengths are:

•	Skilled management team with extensive experience. Our senior management team has extensive experience in acquiring, operating and managing a broad range of senior living assets, including experience in the senior living, healthcare, hospitality and real estate industries.

•	Geographically diverse, high-quality, purpose-built communities. As of March 31, 2011, we operate a nationwide base of 558 purpose-built communities in 33 states, including 77 communities in nine of the ten most populous standard metropolitan statistical areas

•	Ability to provide a broad spectrum of care. Given our diverse mix of retirement centers, assisted living communities and CCRCs, we are able to meet a wide range of our customers’ needs. We believe that we are one of the few companies in the senior living industry with this capability and the only company that does so at scale on a national basis. We believe that our multiple product offerings create marketing synergies and cross-selling opportunities.

•	The size of our business allows us to realize cost and operating efficiencies. We are the largest operator of senior living communities in the United States based on total capacity. The size of our business allows us to realize cost savings and economies of scale in the procurement of goods and services. Our scale also allows us to achieve increased efficiencies with respect to various corporate functions. We intend to utilize our expertise and size to capitalize on economies of scale resulting from our national platform. Our geographic footprint and centralized infrastructure provide us with a significant operational advantage over local and regional operators of senior living communities. In connection with our formation transactions and our acquisitions, we negotiated new contracts for food, insurance and other goods and services. In addition, we have and will continue to consolidate corporate functions such as accounting, finance, human resources, legal, information technology and marketing. We began to realize these savings upon the completion of our formation transactions in September 2005 and have realized additional savings as we continued to consolidate and integrate various corporate functions.

•	Significant experience in providing ancillary services. Through our Innovative Senior Care program, we provide a range of education, wellness, therapy, home health and other ancillary services to residents of certain of our retirement centers, assisted living, and CCRC communities. Having therapy clinics and home health agencies located in our senior living communities to provide needed services to our residents is a distinct competitive difference. We have significant experience in providing these ancillary services and expect to receive additional revenues as we expand our ancillary service offerings to additional communities and to seniors living outside of our communities.

Recent Developments

Horizon Bay/HCP Transactions

On June 1, 2011, the Company announced that it has entered into a definitive agreement to acquire 100% of the equity interests in Horizon Bay Realty, L.L.C., or Horizon Bay, the ninth largest operator of senior living communities in the United States. Upon completion of the Horizon Bay transaction, the Company will add to its portfolio 90 communities with over 16,000 units in 19 states.

In connection with the transaction, the Company has entered into definitive agreements and customary guarantees related thereto to restructure Horizon Bay’s existing relationship with HCP, Inc., or HCP, relating to 33 communities that Horizon Bay currently leases from HCP. In particular, the Company will (i) form a joint venture with HCP to own and operate 21 communities, and (ii) lease the remaining 12 communities from HCP. The joint venture with HCP will utilize a RIDEA structure with Brookdale acquiring a 10% interest. Brookdale will manage the communities under a ten-year management agreement with 4 five-year renewal options and will retain all ancillary services operations. The 21-community portfolio has a total of 5,070 units (approximately 4,252 independent living, 736 assisted living, and 82 Alzheimer’s/dementia care) and is primarily located in Florida, Texas, Illinois and Rhode Island.

Brookdale will lease 12 communities from HCP subject to long term, triple net leases. The leased portfolio has a total of 1,547 units (approximately 588 independent living, 578 assisted living, 225 Alzheimer’s/dementia care and 156 skilled nursing units) and is primarily located in Texas and Rhode Island. In addition, Horizon Bay leases an additional community from HCP pursuant to a triple net lease and subleases that community to a third-party operator.

Horizon Bay provides management services to the remaining 57 Horizon Bay communities, which contain approximately 9,548 units, consisting of 5,445 independent living units, 3,011 assisted living units, 567 Alzheimer’s/dementia care units and 525 skilled nursing beds in 15 states. Horizon Bay’s primary third party management relationships are with Chartwell Seniors Housing Real Estate Investment Trust, or Chartwell, (45 communities, 6,420 units) and AEW Capital Management (three communities and 1,690 units, excluding two additional communities transitioning to Horizon Bay in the near term). As part of the transactions, the Company and Chartwell expect to simplify and restructure Horizon Bay’s existing management relationships with Chartwell.

The consummation of the foregoing transactions is subject to the satisfaction of various contingencies and conditions and there can be no assurance that the foregoing transactions with Horizon Bay, HCP or Chartwell will be consummated or, if they are, that they will be consummated on the terms described above.

Proposed Refinancing Transaction

We recently entered into a term sheet for an approximately $417.0 million mortgage loan. We currently are in negotiations regarding this transaction and anticipate closing it in July 2011. Approximately 75% of the proposed loan is expected to bear interest at a fixed rate of approximately 4.11%, with the remaining approximately 25% bearing interest at a variable rate of 30 day LIBOR plus a margin of approximately 187 basis points. The contemplated loan would be secured by mortgages on certain of our communities and would mature in 2018.

We anticipate using a portion of the net proceeds from this offering, together with the proceeds from the proposed loan and cash on hand, to repay approximately $628.1 million of mortgage debt due in 2012 and $84.1 million of mortgage debt due in 2013. After giving effect to the application of the net proceeds from this offering and the transactions contemplated by the refinancing term sheet, we would not have any mortgage debt maturities until 2013, other than periodic, scheduled principal amortization.

The consummation of the proposed refinancing is subject to the satisfaction of various contingencies and conditions. There can be no assurance that the refinancing transaction will be consummated or, if it is, that it will be consummated on the terms described above.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Please see the “Description of the Notes” section of this prospectus supplement for a more detailed description of the terms of the notes and the subsections mentioned specifically in this summary for a more complete understanding of the notes.

Issuer	Brookdale Senior Living Inc.

Securities Offered	$275,000,000 aggregate principal amount of % Convertible Senior Notes due 2018. We have granted the underwriters a 13-day option to purchase up to an additional $41,250,000 principal amount of the notes solely to cover overallotments, if any.

Maturity	The notes will mature on June 15, 2018, subject to earlier repurchase or conversion.

Interest	The notes will bear interest at a rate of % per year.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. Interest will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other senior unsecured debt. The notes will be senior in right of payment to any of our debt which is subordinated by its terms to the notes. The notes will also be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The notes will also be effectively subordinated to our secured debt to the extent of the assets securing such debt. As of March 31, 2011, on a consolidated basis we had approximately $2.5 billion of total indebtedness, substantially all of which is secured by mortgages issued by our subsidiaries.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of the notes, in multiples of $1,000 principal amount, under the following circumstances:

•	during any fiscal quarter commencing after the fiscal quarter ending September 30, 2011, if the last reported sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price for the notes on the last day of such preceding fiscal quarter;

•	during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes for each such day; or
•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Transactions.”

In addition, holders may convert their notes at their option at any time beginning on March 15, 2018, and ending on the close of business on the second trading day immediately preceding the stated maturity date for the notes, without regard to the foregoing circumstances.

The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $ per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” We refer to our obligation to pay or deliver these amounts as our conversion obligation. If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 30 trading-day cash settlement averaging period (as described herein). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

In addition, following certain corporate transactions, we will increase the conversion rate for a holder who elects to convert in connection with such corporate transactions by a number of additional shares of our common stock as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

You will not receive any additional cash payment, including any additional interest, upon conversion of a note except in circumstances described in “Description of Notes—Conversion Rights—General.” Instead, interest will be deemed paid by the cash and, if applicable, shares of our common paid or delivered, as the case may be, to you upon conversion of a note.

Optional Redemption	We may not redeem the notes prior to their stated maturity date.

Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal and accrued interest on the notes, see “Description of Notes—Events of Default” in this prospectus supplement.

Book-Entry Form	The notes will be issued only in fully registered book-entry form and will be represented by one or more global notes deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Delivery and Form.”

Convertible Note Hedge and Warrant Transactions	We have entered into privately-negotiated convertible note hedge transactions with one or more financial institutions, which may include the underwriters or their respective affiliates, or the hedge counterparties, which are expected to reduce the potential dilution to our common stock upon any conversion of the notes. We also have entered into warrant transactions with the hedge counterparties with respect to our common stock pursuant to which we may issue shares of our common stock. In connection with these transactions, we expect to use approximately $ million of the net proceeds of this offering, representing the cost to us of the convertible note hedge transactions, after taking into account the proceeds to us of the warrant transaction. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of such additional notes to increase the number of shares of our common stock underlying the convertible note hedges and the warrant transactions.

In connection with hedging the convertible note hedges and warrant transactions, the hedge counterparties and/or their affiliates may enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes, and may enter into, or may unwind various derivative transactions and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to any conversion of the notes). These activities could have the effect of increasing or preventing a decline in, or having a negative effect on, the value of our common stock concurrently with or following the pricing of the notes and could have the effect of increasing or preventing a decline in the value of our common stock during any conversion period related to a conversion of the notes.

The hedge counterparties and/or their affiliates may modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock through market transactions or entering into derivative transactions or by purchasing or selling other securities (including the notes) during the conversion period for a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. The effect, if any, of any of these transactions and activities on the trading price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters’ discounts and commissions, will be approximately $ million ($ million if the underwriters exercise in full their overallotment option). We intend to use (i) a portion of the net proceeds from this offering, together with proceeds from the warrant transaction, to pay the net cost of the convertible note hedges and (ii) the remaining proceeds to repay a portion of our outstanding mortgage debt and for general corporate purposes. For more information, see “Use of Proceeds.”

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes will not be listed on any securities exchange.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “BKD.”

Certain United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations.”

Trustee	American Stock Transfer & Trust Company, LLC.

Risk Factors	You should carefully consider all of the information in this prospectus supplement. See “Risk Factors” beginning on page S-12 in this prospectus supplement, and Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. See also “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth certain summary consolidated financial information on a historical basis.

The summary consolidated financial information set forth below as of December 31, 2010, 2009 and 2008 and for each of the three years ended December 31, 2010, has been derived from our audited consolidated financial statements. The summary historical financial information set forth below as of March 31, 2011 and 2010, and for the three months ended March 31, 2011 and 2010, has been derived from our unaudited interim consolidated financial statements. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

	For the
	Three Months
	Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)		(in thousands, except per share and other operating data)

Statement of Operations Data:
Total revenue	$569,440	$544,424	$2,213,264	$2,023,068	$1,928,054

Facility operating expense	370,954	355,324	1,437,930	1,302,277	1,261,581
General and administrative expense	33,543	31,952	131,709	134,864	140,919
Facility lease expense	66,315	68,249	270,905	272,096	269,469
Depreciation and amortization	71,782	73,061	292,341	271,935	276,202
Facility lease termination expense	—	—	4,608	—	—
(Gain) loss on sale of communities, net	—	—	(3,298)	2,043	—
Goodwill and asset impairment	14,846	—	13,075	10,073	220,026

Total operating expense	557,440	528,586	2,147,270	1,993,288	2,168,197

Income (loss) from operations	12,000	15,838	65,994	29,780	(240,143)
Interest income	625	627	2,238	2,354	7,618
Interest expense:
Debt	(31,561)	(33,280)	(132,641)	(128,869)	(147,389)
Amortization of deferred financing costs and debt discount	(2,704)	(2,596)	(8,963)	(9,505)	(9,707)
Change in fair value of derivatives and amortization	(8)	(2,640)	(4,118)	3,765	(68,146)
Loss on extinguishment of debt, net	(2,894)	(19)	(1,557)	(1,292)	(3,052)
Equity in earnings (loss) of unconsolidated ventures	266	397	168	440	(861)
Other non-operating (expense) income	817	—	(1,454)	4,146	1,708

Loss before income taxes	(23,459)	(21,673)	(80,333)	(99,181)	(459,972)
Benefit for income taxes	11,154	7,378	31,432	32,926	86,731

Net loss	(12,305)	(14,295)	$(48,901)	$(66,255)	$(373,241)
Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.41)	$(0.60)	$(3.67)

Weighted average shares of common stock used in computing basic and diluted loss per share	120,792	119,315	120,010	111,288	101,667

Dividends declared per share of common stock	$—	$—	$—	$—	$0.75

Other Operating Data:
Total number of communities (at end of period)	558	564	559	565	548

Total units operated (1) (2)	50,394	50,964	50,870	49,536	49,165

Occupancy rate (weighted average) (2)	87.2%	86.6%	87.1%	86.5%	87.6%
Average monthly revenue per unit (2) (3)	$4,609	$4,386	$4,439	$4,253	$4,031

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008
	(unaudited)		(dollars in thousands)

Balance Sheet Data:
Cash and cash equivalents	$36,732	$65,613	$81,827	$66,370	$53,973
Total assets	$4,431,268	$4,638,057	$4,530,470	$4,649,879	$4,449,258
Total debt	$2,464,287	$2,614,667	$2,570,296	$2,625,526	$2,552,929
Total stockholders’ equity	$1,052,759	$1,077,538	$1,059,997	$1,086,582	$960,601

(1)	Total units operated represent the average units operated during the period, excluding equity homes.

(2)	Beginning in 2010, total units operated, occupancy rates and average monthly revenue per unit are reported using an average unit methodology based on a consistent treatment of units across all product lines, as compared to the historical method where occupancy was reported based upon unit calculations that varied by product line. Total units operated, occupancy rates and average monthly revenue per unit for 2009 and 2008 have been recast to conform to the current presentation.

(3)	Average monthly revenue per unit represents the average of the total monthly revenues, excluding amortization of entrance fees, divided by average occupied units.

RISK FACTORS

The following risk factors, as well as those relating to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated herein by reference, should be considered prior to purchasing any of the notes offered for sale pursuant to this prospectus supplement. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any reports that we file with the SEC. There may be additional risks that are not presently material or known. If any of the events described below occur, our business, financial condition, results of operations, liquidity or access to the debt or capital markets could be materially adversely affected. The following risks could cause our actual results to differ materially from our historical experience and from any estimates or expectations set forth in forward-looking statements made in or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated herein or therein by reference.

Risks Related to the Notes and Our Common Stock

The notes will be unsecured and rank equal in right of payment with our other senior unsecured debt, will be effectively subordinated to our secured debt (to the extent of the value of the assets securing that debt) and will be structurally subordinated to all debt and other liabilities of our subsidiaries, including trade payables.

The notes will rank equal in right of payment with our other senior unsecured debt. The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any of our secured debt to the extent of the value of the assets securing that debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing that debt and will be entitled to receive full payment of their debt from the proceeds of those assets before those proceeds may be used to pay the holders of the notes. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, holders of the notes will participate ratably with all holders of our other senior unsecured debt. In that event, because the notes will not be secured by any of our assets, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. In addition, if we fail to meet our payments or other obligations under any future secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets to the exclusion of the holders of the notes.

None of our subsidiaries will guarantee our obligations under, or otherwise become obligated to pay any amounts due on, the notes. Our right to receive assets from any of our subsidiaries upon their liquidation, dissolution, bankruptcy or other similar proceeding, and the right of holders of the notes to participate in those assets, is structurally subordinated to all debt and other liabilities of our subsidiaries, including trade creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are and may become a party. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary that ranks senior to the intercompany debt held by us.

As of March 31, 2011, on a consolidated basis we had approximately $2.5 billion of total indebtedness, substantially all of which is secured by mortgages issued by our subsidiaries.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt or additional senior debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of debt or the issuance or repurchase of securities by us or any of our subsidiaries. Because of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control or other events that may adversely affect our financial condition involving us, except upon a fundamental change, as defined and to the extent described in this prospectus supplement.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of the notes and may prevent you from being able to convert the notes and may impact the price of the notes, making them more difficult to sell.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement and the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions, as well as industry conditions and general financial, economic and political instability. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. A decrease in or volatility of the market price of our common stock would likely adversely impact the trading price of the notes and your ability to sell the notes.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation and our amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above market price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price (and the trading price of the notes) or result in fluctuations in the price or trading volume of our common stock (or the notes) include:

•	variations in our quarterly operating results;

•	changes in our earnings estimates;

•	the contents of published research reports about us or the senior living industry or the failure of securities analysts to cover our common stock;

•	additions or departures of key management personnel;

•	any increased debt we may incur or lease obligations we may enter into in the future;

•	actions by institutional stockholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	speculation or reports by the press or investment community with respect to the Company or the senior living industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes or proposed changes in laws or regulations affecting the senior living industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market and economic conditions.

Future issuances of shares of common stock or sales of additional shares or other securities may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including any issuance of shares of our common stock upon conversion of the notes, could dilute the interests of our existing stockholders, including stockholders who have received shares of our common stock upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. Sales of our common stock in the public market or sales of any of our other securities could dilute ownership, and even the perception that such sales could occur could cause the market price of our common stock to decline. The market price of our common stock also could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

At June 3, 2011, 121,959,031 shares of our common stock were outstanding (excluding unvested restricted shares). All of the shares of our common stock are freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or any shares otherwise subject to the limitations of Rule 144.

Pursuant to our Stockholders Agreement, dated as of November 28, 2005, by and among the Company and the stockholders named therein, as amended, supplemented or modified from time to time, or our Stockholders Agreement, Fortress and certain of its affiliates and permitted third-party transferees have the right, in certain circumstances, to require us to register their shares of our common stock under the Securities Act for sale into the public markets. In connection with our obligations under our Stockholders Agreement, we have on file with the SEC an effective registration statement permitting the resale, from time to time, of up to 20,091,326 shares of common stock owned by certain affiliates of Fortress. The shares covered by the registration statement are freely transferable pursuant to the registration statement and by subsequent purchasers that are not our affiliates.

In addition, as of December 31, 2010, we had registered under the Securities Act an aggregate of 12,100,000 shares for issuance under our Omnibus Stock Incentive Plan, an aggregate of 1,000,000 shares for issuance under our Associate Stock Purchase Plan and an aggregate of 100,000 shares for issuance under our Director Stock Purchase Plan. In accordance with the terms of the Omnibus Stock Incentive Plan, the number of shares available for issuance automatically increases by 400,000 shares on January 1 of each year. Pursuant to the terms of the Associate Stock Purchase Plan, the number of shares available for purchase under the plan automatically increases by 200,000 shares on the first day of each calendar year beginning January 1, 2010. Subject to any restrictions imposed on the shares and options granted under our stock incentive programs, shares registered under these registration statements will be available for sale into the public markets.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, they are not obligated to make a market in the notes, and they may discontinue market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our common stock.

We do not intend to seek a rating on the notes.  However, if a rating service were to rate the notes and if such rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our common stock could decline.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO, or Rule 201. The amendments to Rule 201 became effective on May 10, 2010, and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by November 10, 2010. Because our common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

In addition, on June 10, 2010, the SEC approved a six-month pilot (the circuit breaker pilot) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. Our common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price or liquidity of our common stock or interfere with the ability of investors in, and potential purchasers of, the notes to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the notes.

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. This new legislation may require many over-the-counter swaps to be centrally cleared and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investor in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The legislation will become effective on the later of 360 days following the enactment of the legislation and 60 days after the publication of the final rule. However, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. We cannot predict how this legislation will be implemented by the SEC or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot, the implementation of the Dodd-Frank Act and any additional regulations may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the notes to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO or the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

You may be subject to U.S. federal income or withholding taxes if we adjust (or fail to adjust) the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes— Conversion Rights—Conversion Rate Adjustments.” If we adjust (or fail to adjust) the conversion rate in certain circumstances, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment (or lack thereof) and even though you might not exercise your conversion right. In addition, Non-U.S. Holders of the notes would be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Actual or Constructive Distributions.”

Non-U.S. Holders may be subject to U.S. federal income tax.

Because we have significant U.S. real property, we believe that we may be a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, non-U.S. holders of the notes or our common stock may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect of payments in connection with a sale, exchange, redemption, repurchase, conversion or other disposition of notes or common stock if they exceed certain ownership levels. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning and disposing of the notes or common stock. See the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders.”

You may not be able to convert your notes before March 15, 2018, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to March 15, 2018, the notes are convertible only if and during the periods when specified conditions are met. If these conditions for conversion are not met, until such date, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

Our ability to settle converted notes in cash, in whole or in part, may have adverse consequences.

Our ability to settle converted notes in cash, in whole or in part, as described under “Description of the Notes—Conversion Rights—Settlement upon Conversion,” may result in holders receiving no shares of common stock upon conversion or fewer shares relative to the conversion value of the notes, reduce our liquidity, delay holders’ receipt of the consideration due upon conversion and subject holders to the market risks of our shares of common stock before receiving any shares upon conversion. Upon conversion, and unless we settle conversion only in shares, holders will receive cash, or a combination of cash and stock, based on the sum of the daily settlement amounts described in this prospectus supplement for the 30 trading days that begin on, and include, the third trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the scheduled maturity date of the relevant notes as described in this prospectus supplement. Other than in connection with certain fundamental changes, and unless we settle conversion only in shares, we will generally deliver the amounts payable upon conversion on the third scheduled trading day after the conversion period, which will generally be at least 35 trading days after the date holders tender their notes for conversion (other than during certain periods immediately prior to maturity). Because the consideration due upon conversion is based in part on the trading price of our common stock during the conversion period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. In addition, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—

Conversion Rate Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

The convertible note hedges and warrant transactions may affect the value of the notes and the trading price of our common stock.

In connection with this offering, we have entered into convertible note hedge transactions with one or more financial institutions, which may include the underwriters or their respective affiliates (the “hedge counterparties”). The convertible note hedge transactions are expected to reduce the potential dilution to our common stock upon conversion of the notes. In the event that the hedge counterparties fail to deliver shares to us as required under the convertible note hedge documents, we may be required to issue additional shares of our common stock in order to meet our share delivery obligations with respect to the converted notes. Separately, we also have entered into warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect from the issuance of common stock pursuant to the warrants. We intend to use a portion of the net proceeds of this offering and of the warrants to pay the cost of the convertible note hedge transactions. The cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $      million (assuming the underwriters do not exercise their option to purchase additional notes). If the underwriters exercise their option to purchase additional notes, we expect to increase the number of shares of common stock underlying the convertible note hedges and the sold warrant transaction with a corresponding increase to the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants. These transactions will be accounted for as an adjustment to our stockholders’ equity.

In connection with hedging these transactions, the hedge counterparties and/or their affiliates may enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes, and may enter into, or may unwind, various derivative transactions and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes and prior to maturity of the notes (and are likely to do so during any conversion period related to any conversion of the notes). These activities could have the effect of increasing or preventing a decline in, or having a negative effect on, the value of our common stock concurrently with or following the pricing of the notes and could have the effect of increasing or preventing a decline in the value of our common stock during any conversion period related to a conversion of the notes.

The hedge counterparties and/or their affiliates may modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock through market transactions or entering into derivative transactions or by purchasing or selling other securities (including the notes) that they may wish to use in connection with such hedging. In particular, such hedging modification may occur during the conversion period for a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In addition, we intend to exercise options under the convertible note hedge transactions whenever notes are converted. In order to unwind its hedge position with respect to the options we exercise, the hedge counterparties and/or their affiliates may sell shares of our common stock or other securities in secondary market transactions or unwind various derivative transactions with respect to our common stock during the conversion period for the converted notes. The effect, if any, of any of these transactions and activities on the trading price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, the conversion value you will receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes. The derivative transactions that the hedge counterparties and/or their affiliates expect to enter into to hedge these transactions may include cash-settled equity swaps referenced to our common stock. In certain circumstances after the pricing of the notes, the hedge counterparties and/or their affiliates may have derivative positions that, when combined with the hedge counterparties’ and their affiliates’ ownership of our common stock, if any, would give them economic exposure to the return on a significant number of shares of our common stock.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change.

Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” A fundamental change may also constitute an event of default, under our other then-existing indebtedness and result in the effective acceleration of the maturity of such indebtedness. We may not have sufficient financial resources, or be able to arrange financing, to pay the fundamental change purchase price for the notes surrendered by the holders in cash. In addition, the terms of our other indebtedness may limit our ability to pay any fundamental change purchase price. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of the Notes,” you will have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. For example, we will not be required to repurchase any notes upon the occurrence of certain types of transactions that would otherwise constitute a fundamental change if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted a fundamental change consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event. Furthermore, certain other transactions such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries would not constitute a fundamental change requiring us to repurchase the notes or to increase the conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost time value of your notes as a result of such transaction.

If a specified corporate transaction constituting a make-whole fundamental change, as described under “Description of the Notes,” occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading-day period immediately preceding the effective date of, such transaction, as described under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost time value of your notes as a result of such transaction. In addition, if the stock price for such transaction (determined as described under “Description of the Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) is greater than $      per share, or if such price is less than $      per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of the Notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with make whole adjustment events may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “BKD.” The following table sets forth the quarterly high and low sales prices of our common stock on the NYSE for the periods indicated and dividends during such periods:

	High		Low

Year ended December 31, 2009
First Quarter		$7.16		$2.50
Second Quarter		$14.87		$4.66
Third Quarter		$20.41		$8.39
Fourth Quarter		$20.69		$15.14
Year ended December 31, 2010
First Quarter		$22.21		$16.21
Second Quarter		$22.19		$14.84
Third Quarter		$16.44		$12.66
Fourth Quarter		$21.70		$15.93
Year ending December 31, 2011
First Quarter		$28.23		$20.90
Second Quarter (through June 2011)	$		$

On June   , 2011, the closing sale price of our common stock as reported on the NYSE was $      per share, and we had approximately           holders of record of our common stock.

Dividend Policy

On December 30, 2008, our Board of Directors voted to suspend our quarterly cash dividend indefinitely and no dividends were declared during the last two fiscal years. Although we anticipate that, over the longer-term, we may pay regular quarterly dividends to the holders of our common stock, over the near term we are focused on preserving liquidity and deploying capital in the growth of our business. Accordingly, we do not expect to pay cash dividends on our common stock for the foreseeable future.

Our ability to pay and maintain cash dividends in the future will be based on many factors, including then-existing contractual restrictions or limitations, our ability to execute our growth strategy, our ability to negotiate favorable lease and other contractual terms, anticipated operating expense levels, the level of demand for our units, occupancy rates, entrance fee sales results, the rates we charge, our liquidity position and actual results that may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay or maintain dividends. We can give no assurance as to our ability to pay or maintain dividends in the future. We also cannot assure you that the level of dividends will be maintained or increase over time or that increases in demand for our units and monthly resident fees will increase our actual cash available for dividends to stockholders. As we have done in the past, we may also pay dividends in the future that exceed our net income for the relevant period as calculated in accordance with U.S. GAAP.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of March 31, 2011. Our capitalization is presented (i) on an actual basis and (ii) as adjusted to reflect:

(A) our net proceeds of approximately $      from the issuance of the notes offered hereby, after deducting the discounts, commissions and estimated expenses payable by us,

(B) the use of approximately $      to fund the convertible note hedge transactions described herein, and

(C) our use of approximately $      to repay a portion of our outstanding mortgage debt following the completion of this offering.

You should read this table along with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

	As of March 31, 2011
	(In thousands)
		As
	Actual	Adjusted

Cash and cash equivalents	$36,732	36,732

Total debt (current and long-term)	$2,464,287	2,464,287

Stockholders’ equity:
Common Stock, $0.01 par value per share: 200,000,000 shares authorized, actual and as adjusted: 125,670,330 shares issued and 124,459,029 shares outstanding, actual, shares issued and shares outstanding, as adjusted	$1,244	1,244
Preferred Stock, $0.01 par value per share: 50,000,000 shares authorized, actual and as adjusted; no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	$1,908,926	1,908,926
Treasury stock, at cost	$(29,187)	(29,187)
Accumulated deficit	$(828,181)	(828,181)
Accumulated other comprehensive loss	$(43)	(43)

Total stockholders’ equity	$1,052,759	1,052,759

Total liabilities and stockholders’ equity	$4,431,268	4,431,268

USE OF PROCEEDS

The net proceeds from the sale of the notes offered hereby are estimated to be approximately $      million (approximately $      million if the underwriters exercise in full their over-allotment option to purchase additional notes), after deduction of estimated offering expenses and the underwriters’ discounts and commissions.

We intend to use the net proceeds from this offering and the warrant transaction described below under “Description of Convertible Note Hedge and Warrant Transactions” to pay the cost of the convertible note hedges described herein. The cost of the convertible note hedges, after taking into account the proceeds from the sale of the warrants, was approximately $      million. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to use a portion of the net proceeds from the sale of such additional notes to increase the number of shares underlying the convertible note hedges on a pro rata basis. We intend to use the remaining net proceeds from this offering to repay a portion of our outstanding mortgage debt and for general corporate purposes.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this prospectus supplement.

DESCRIPTION OF NOTES

Set forth below is a description of the terms of our     % Convertible Senior Notes due 2018, or the “notes,” which are a series of “debt securities” as described in the accompanying prospectus. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” This Description of Notes, however, supersedes the information set forth in the accompanying prospectus thereunder to the extent inconsistent with that information, and the notes will not be subject to certain provisions described in the accompanying prospectus, as specified below.

We will issue the notes under the senior indenture to be entered into upon the closing of this offering and dated as of the closing date between us, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee (which we refer to as the “trustee”), as supplemented by a supplemental indenture thereto, between the same parties, which is also to be entered into upon the closing of this offering and dated as of the closing date. We refer to the senior indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

You may request a copy of the indenture from us. See “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Brookdale Senior Living Inc., and not to its subsidiaries.

General

We are offering $275 million aggregate principal amount of notes (or $316.25 million if the underwriters exercise their over-allotment option in full). The notes will mature on June 15, 2018, subject to earlier repurchase or conversion.

The notes:

•	will be our general unsecured senior obligations;

•	will be issued in denominations of $2,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in limited circumstances may be represented by notes in definitive form as described below under “—Book-Entry, Settlement and Clearance”;

•	will be equal in right of payment with our other unsecured senior indebtedness and senior in right of payment to our indebtedness that is expressly subordinated to the notes, if any;

•	will be structurally subordinated to all liabilities of our subsidiaries; and

•	will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). The applicable conversion rate is subject to adjustment if certain events occur.

Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Conversion Rights—Settlement Upon Conversion.” Holders will not receive any additional cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “—Conversion Rights—General.”

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to “holders” refer to the registered holders.

Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders.

Payments on the Notes; Paying Agent and Registrar

Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company or its nominee, as the case may be, in its capacity as the registered holder under the indenture.

Any certificated notes may be presented for payment at the office or agency designated by us (which will be in the Borough of Brooklyn, New York City). Initially, the corporate trust office of the trustee will serve as such office, as our paying agent and registrar.

We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

Interest

The notes will bear interest at a rate of     % per annum. Interest will accrue from the initial issuance date of the notes, and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2011.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date for the notes) will be postponed until the next succeeding business day, and no interest or other amount will be paid as a result of any such postponement.

A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes, if any. The notes will rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The notes will effectively rank junior to our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all notes then outstanding. The indenture will not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, including senior secured indebtedness.

The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and guarantees of our indebtedness) of our subsidiaries. See “Risk Factors—Risk Factors Related to the Notes and Our Common Stock—The notes will be unsecured and rank equal in right of payment with our other senior unsecured debt, will be effectively subordinated to our secured debt (to the extent of the value of the assets securing that debt) and will be structurally subordinated to all debt and other liabilities of our subsidiaries, including trade payables.” As of March 31, 2011, on a consolidated basis we had approximately $2.5 billion of total indebtedness, substantially all of which is secured by mortgages issued by our subsidiaries.

Conversion Rights

General

Subject to the conditions described under the headings “—Conversion Based on Common Stock Price,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Specified Corporate Transactions” and “—Conversion During a Specified Period,” holders may convert their notes at an initial conversion rate of           shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock) at any time prior to the close of business on the second trading day immediately preceding the stated maturity date for the notes. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement Upon Conversion”) calculated on a proportionate basis for each trading day in the 30 trading-day cash settlement averaging period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any additional cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Except in such case, our settlement of conversions as described below under “—Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the regular record date will receive payment of the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Any notes surrendered for conversion by a holder during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase election.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert a note. Such note will be deemed to have been converted immediately prior to the close of business on the conversion date and the holder will be treated as a shareholder of record of the Company as of the final day of the related cash settlement averaging period (or, if we elect to satisfy our conversion obligation solely in shares of our common stock, on the conversion date).

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any fiscal quarter after the fiscal quarter ending September 30, 2011 if the last reported sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the applicable conversion price for the notes on the last day of such preceding fiscal quarter, which we refer to as the applicable “conversion trigger price.”

The applicable conversion trigger price immediately following issuance of the notes will be approximately $     , which is 130% of the initial conversion price for the notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is listed for trading. The last reported sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. securities exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” for our common stock will be determined by a U.S. nationally recognized independent investment banking firm selected by us for this purpose.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender notes for conversion during the five business-day period immediately after any five consecutive trading-day period, which we refer to as the “measurement period,” in which the “trading price” per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes for each such day, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination, in which event the “trading price condition” will have been met.

The “trading price” per $1,000 principal amount of the notes on any date of determination shall be determined based on the average of the secondary market bid quotations obtained by us for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, that one bid shall be used. If we cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, we shall have no obligation to determine the trading price of the notes unless a holder provides us and the trustee with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will determine, or instruct the trustee to determine, the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If, upon presentation of such reasonable evidence by the holder, we do not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the “last reported sale price” of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes, and issue a press release (and make the press release available on our website) announcing the satisfaction of the condition. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate, we will so notify the holders of the notes.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of the notes at least 40 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time from, and including, the date we mail such notice until the earlier of 5:00 p.m., New York City time, on the second trading day immediately prior to the ex-dividend date or the date of our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert, and we will not be required to deliver the aforementioned notice, if the holder otherwise may participate in the distribution of cash or common stock without conversion (based upon the conversion rate and upon the same terms as holders of our common stock). The ex-dividend date is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

In addition, in the event of a fundamental change (as defined below under—“Fundamental Change Permits Holders to Require Us to Purchase Notes” but without regard to the exclusion of transactions involving publicly traded securities in the paragraph following clause (4) of that definition) or a make-whole fundamental change (as defined below under “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”), a holder may surrender notes for conversion at any time from and after the 35th business day prior to the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be, until the second trading day immediately preceding the fundamental change purchase date corresponding to such fundamental change (or, in the case of a make-whole fundamental change that does not constitute a fundamental change, the 25th trading day immediately following the effective date of such make-whole fundamental change). We must notify holders of the anticipated effective date of the fundamental change or make-whole fundamental change, as the case may be, as soon as practicable after we first determine the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be. We will use commercially reasonable efforts to make such determination in time to give such notice no later than 40 business days in advance of such anticipated effective date, and will update our notice promptly if the anticipated effective date subsequently changes. Notwithstanding the foregoing, in no event will we be required to provide such notice to the holders and the trustee before the earlier of such time as we publicly disclose or acknowledge the circumstances giving rise to such fundamental change or are required to publicly disclose under applicable law or the rules of any stock exchange on which our equity is then listed the circumstances giving rise to such anticipated fundamental change.

If a holder elects to convert its notes in connection with a make-whole fundamental change, we will increase the applicable conversion rate by a number of additional shares of our common stock as described below under “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

If a fundamental change occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Conversion During a Specified Period

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on March 15, 2018 (such date, the “Free Convertibility Date”) until the close of business on the second trading day immediately preceding the stated maturity date for the notes irrespective of the conditions set forth above.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest and additional interest, if any, payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”, with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Settlement Upon Conversion

Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below.

All conversions on or after the Free Convertibility Date will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the “settlement method.” If we have not delivered a notice of our election of settlement method prior to the Free Convertibility Date, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point of the third paragraph below, and the specified dollar amount (as defined below) will be equal to $1,000.

Prior to the Free Convertibility Date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after the Free Convertibility Date, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days.

In other words, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading day to settle in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable) no later than the second business day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point below, and the specified dollar amount will be equal to $1,000. It is our current intent and policy to settle the principal amount of the notes (or, if less, the amount of our conversion obligation) in cash upon conversion.

Settlement amounts will be computed as follows:

•	if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver to the converting holder a number of shares of our common stock equal to (1) (i) the aggregate principal amount of notes to be converted divided by (ii) $1,000, multiplied by (2) the applicable conversion rate on the conversion date;

•	if we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting holder, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 30 consecutive trading days during the related cash settlement averaging period; and

•	if we elect to satisfy our conversion obligation through delivery of a combination of cash and shares of our common stock, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 30 consecutive trading days during the related cash settlement averaging period.

The “daily settlement amount,” for each of the 30 consecutive trading days during the cash settlement averaging period, will consist of:

•	cash equal to the lesser of (i) a dollar amount per note to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 30 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value for such trading day; and

•	to the extent the daily conversion value for such trading day exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

“Daily conversion value” means, for each of the 30 consecutive trading days during the cash settlement averaging period, one-thirtieth (1/30th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

“Daily VWAP” of our common stock, in respect of any trading day, means the per share volume-weighted average price on the New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page <BKD.N Equity AQR> (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Cash settlement averaging period,” with respect to any note, means the 30 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date, except that “cash settlement averaging period” means with respect to any conversion date occurring during the period beginning on, and including, the Free Convertibility Date and ending at 5:00 p.m., New York City time, on the second trading day immediately prior to the maturity date, the 30 consecutive trading day period beginning on, and including, the 32nd scheduled trading day prior to the maturity date.

“Trading day” means a day during which trading in our common stock generally occurs on the primary exchange or quotation system on which our common stock then trades or is quoted and there is no market disruption event.

“Market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a trading day.

We generally will deliver the conversion consideration in respect of any notes that you convert by the third trading day immediately following the last trading day of the cash settlement averaging period. However, if:

•	we elect to satisfy our conversion obligation solely in shares of our common stock; or

•	prior to the conversion date for any converted notes, our common stock has been replaced by reference property (as defined under “—Conversion Rate Adjustments” below) consisting solely of cash (pursuant to the provisions described under “—Conversion Rate Adjustments”);

we will deliver the conversion consideration due in respect of conversion on the tenth business day immediately following the relevant conversion date. Notwithstanding the foregoing, if any information required in order to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or based on the daily VWAP of our common stock on the last trading day of the relevant cash settlement averaging period (in the case of any other settlement method).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, the shares of our common stock, cash or any combination thereof that would otherwise be due upon conversion as described above under “—Settlement Upon Conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the method of settlement we have elected with respect to such conversion and the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)	If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR = CR0 x	OS OS0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the business day immediately following the effective date of such share split or share combination, as the case may be;
CR	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the business day immediately following the effective date of such share split or share combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to such dividend, distribution, share split or share combination, as the case may be; and
OS	=	the number of shares of our common stock outstanding immediately after such dividend, distribution, share split or share combination, as the case may be.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula (provided that the applicable conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CR = CR0 x	OS0 + X OS0 + Y

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the last reported sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash and covered by clause (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply, then the applicable conversion rate will be increased based on the following formula:

CR = CR0 x	SP0 SP0 – FMV

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sales prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, adequate provisions shall be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to the applicable conversion rate immediately prior to the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR = CR0 x	FMV + MP0 MP0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;
CR	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4)	If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, the applicable conversion rate will be increased based on the following formula:

CR = CR0 x	SP0 SP0 – C

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR	=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
C =		the amount in cash per share we pay or distribute to holders of our common stock.

(5)	If (a) we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and (b) the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR = CR0 x	AC + (SP x OS) OS0 x SP

where,

CR0	=	the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;
CR	=	the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);
OS	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and
SP	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. As described in “Risk Factors—Risks Relating to the Notes and our Common Stock—The conversion price of the notes may not be adjusted for all dilutive events,” the adjustment to the applicable conversion rate under the preceding paragraph of this clause (5) will not occur for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock.

If:

•	we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock, and shares of common stock are deliverable to settle the daily settlement amount for a given trading day within the cash settlement averaging period applicable to notes that you have converted;

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question; and

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise);

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation solely in shares of common stock;

•	any distribution or transaction described in clauses (1) to (5) above made prior to the settlement date has not yet resulted in an adjustment to the applicable conversion rate on the conversion date; and

•	the shares you will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise);

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Notwithstanding the foregoing, if (i) a conversion rate adjustment pursuant to any of the foregoing becomes effective on any ex-date as described above and (ii) a holder converting its notes on or after such ex-date and on or prior to the close of business on the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Conversion Procedures” based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for any holder converting notes on or after such ex-date and on or prior to the close of business on the related record date. Instead, such holder will be treated as if such holder were the record owner of the shares of common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the applicable conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information (and make the press release available on our website).

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets;

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), you will be entitled thereafter to convert your notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under the provision under “—Settlement Upon Conversion,” including our right to determine the form of consideration as described therein.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the applicable conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the applicable conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the applicable conversion rate, see “Certain United States Federal Income Tax Considerations” elsewhere in this prospectus supplement.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any conversion of notes, and (ii) on each trading day of any cash settlement averaging period, if applicable. Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” we will not adjust the conversion rate.

If any dividend, distribution or issuance described above is declared but not so paid or made, the conversion rate shall again be adjusted to the conversion rate that would have been in effect if such dividend, distribution or issuance had not been declared.

Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change” (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date (as defined below), or if a make-whole fundamental change does not also constitute a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” the 30th trading day immediately following the effective date of such make-whole fundamental change (such period, the “make-whole fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of our common stock (these shares being referred to as the additional shares) as described below. We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release (and make the press release available on our website) as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change. We will use commercially reasonable efforts to make such determination in time to deliver such notice no later than 40 business days in advance of such anticipated effective date, and will update our notice promptly if the anticipated effective date subsequently changes. Notwithstanding the foregoing, in no event will we be required to provide such notice to the holders and the trustee before the earlier of such time as we publicly disclose or acknowledge the circumstances giving rise to such fundamental change or are required to publicly disclose under applicable law or the rules of any stock exchange on which our equity is then listed the circumstances giving rise to such anticipated fundamental change.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change under clause (1) or (2) of the definition of fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below (in the case of any fundamental change described in clause (2) of the definition thereof, determined without regard to the proviso in such definition, but subject to the paragraphs immediately following clause (4) of the definition thereof).

The number of additional shares by which the conversion rate for the notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) under the definition of fundamental change, the stock price shall be the cash amount paid per share of our common stock. In the case of any other make-whole fundamental change, the stock price shall be the average of the last reported sales prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth numbers of additional shares to be received per $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

June , 2011
June 15, 2012
June 15, 2013
June 15, 2014
June 15, 2015
June 15, 2016
June 15, 2017
June 15, 2018

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of the notes exceed           shares per $1,000 principal amount of such notes, subject to adjustment in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.”

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase all of your notes or any portion of the principal amount thereof that is equal to $1,000, or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest, including any additional interest). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued when any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of our shares of common stock immediately prior to such event, own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event, with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event, shall not be a fundamental change;

(3)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4)	our common stock (or other common stock into which the notes are then convertible) ceases to be listed on at least one U.S. national securities exchange.

No transaction or event described in clause (2) above will constitute a fundamental change if:

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted a fundamental change consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (these securities being referred to as “publicly traded securities”); and

•	following this transaction or event the notes are convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Settlement Upon Conversion”).

After any transaction in which our common stock is replaced by the securities of another entity, should one occur, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead. In addition, a filing that would otherwise constitute a fundamental change under clause (1) above will not constitute a fundamental change if (x) the filing occurs in connection with a transaction in which our common stock is replaced by the securities of another entity and (y) no filing of Schedule TO (or any schedule, form or report) is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of, and issue a press release (and make the press release available on our website) in respect of, the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

To exercise your fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon book-entry transfer or delivery of the notes).

The purchase rights of the holders could discourage a potential acquirer from acquiring us, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the notes upon the occurrence of a fundamental change. See “Risk Factors— Risks Relating to the Notes and our Common Stock—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture.

In connection with any fundamental change purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

We will not be required to make a fundamental change purchase offer if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change purchase offer made by us and purchases all notes validly tendered and not withdrawn under such fundamental change purchase offer.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person unless (1) if we are not the resulting, surviving or transferee person, the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and (3) other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an “event of default” under the indenture:

(1)	default in the payment in respect of the principal of any note at its maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(2)	default in the payment of any interest (including any additional interest) upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)	default in the performance, or breach, of any covenant or agreement by us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above or (6) or (7) below), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to us by the trustee or to the trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4)	a default or defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the notes and, for the avoidance of doubt, with full recourse to the obligor) by us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) having, individually or in the aggregate, a principal or similar amount outstanding of at least $50.0 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $50.0 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(5)	the entry against us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $50.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(6)	the failure to comply with the obligation to convert the notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right, which failure continues for a period of five business days;

(7)	our failure to timely issue a fundamental change notice in accordance with the terms of the indenture described in “—Fundamental Change Permits Holders to Require Us to Purchase Notes”, which failure continues for a period of five business days; or

(8)	certain events in bankruptcy, insolvency or reorganization relating to us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions as described in clause (8) above, the aggregate principal amount and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligation to file reports as described under “—Reports” below will, for the first 365 days after the occurrence of such an event of default (which will be the 60th day after written notice is provided to us in accordance with an event of default pursuant to clause (3) above), consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (x) 0.25% of the outstanding principal amount of the notes for the first 180 days an event of default is continuing in such 365-day period and (y) 0.50% of the outstanding principal amount of the notes for the remaining 185 days an event of default is continuing in such 365-day period. Additional interest will be payable in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. On the 366th day after such event of default (if such violation is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election, and make the notice available on our website, on or before the close of business on the 5th business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, a default arising from our failure to purchase any notes when required, failure to repurchase any notes when required or failure to deliver, upon conversion, cash, shares of our common stock or a combination thereof, as the case may be) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including any additional interest, on the notes that have become due solely by such declaration of acceleration have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2)	reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3)	reduce the principal amount or extend the stated maturity of any note;

(4)	make any change that impairs or otherwise adversely affects the conversion rights of any notes;

(5)	reduce any repurchase price or the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal of and interest, including any additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment or waiver provisions of the indenture.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture or the notes to:

(1)	cure any ambiguity, inconsistency or omission in the indenture or the notes in a manner that does not adversely affect the rights of any holder;

(2)	cure any defect or error in the indenture or the notes or conform the terms of the indenture or the notes to the description thereof in this prospectus supplement and the accompanying prospectus;

(3)	provide for the assumption by a successor corporation of our obligations under the indenture as described above under the heading “—Consolidation, Merger and Sale of Assets;”

(4)	add guarantees with respect to the notes;

(5)	secure the notes;

(6)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7)	make any change that does not adversely affect the rights of any holder;

(8)	appoint a successor trustee with respect to the notes; or

(9)	comply with any requirement under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment and make the notice available on our website. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any repurchase date, any fundamental change purchase date or upon conversion or otherwise, cash or cash and shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be furnished by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee as of the time such documents are filed via EDGAR.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Trustee

American Stock Transfer & Trust Company, LLC is the trustee, security registrar, paying agent and conversion agent.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) and of delivery of amounts payable upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal
Underwriter	Amount of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Total	$275,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of     % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option

Public offering price	%	$	$
Underwriting discount	%	$	$
Proceeds, before expenses, to us	%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $     and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $41,250,000 principal amount of the notes at the public offering price, less the underwriting discount. The underwriters may exercise this option for 13 days from the date of this prospectus supplement solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

New York Stock Exchange

Our shares are listed on the New York Stock Exchange under the symbol “BKD.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, the grant of any warrant to any of the underwriters or their affiliates and transfers or sales of shares of common stock, each pursuant to the convertible note hedge and warrant transactions executed by us concurrently with the pricing of the notes.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Description of Convertible Note Hedge and Warrant Transactions

In connection with the offering of the notes, we have entered into convertible note hedge transactions (the “convertible note hedges”) with one or more financial institutions, which may include the underwriters or their respective affiliates (the “hedge counterparties”). The convertible note hedges will cover, subject to customary anti-dilution adjustments, approximately           million shares of common stock, assuming the underwriters do not exercise their over-allotment option to purchase additional notes. We also have entered into warrant transactions with the hedge counterparties whereby we will sell to the hedge counterparties warrants to acquire, subject to customary anti-dilution adjustments, up to approximately           million shares of common stock (the “sold warrant transaction”), assuming the underwriters do not exercise their over-allotment option to purchase additional notes. If the underwriters exercise their option to purchase additional notes, we expect to increase the number of shares of common stock underlying the convertible note hedges and the sold warrant transaction and expect to use a portion of the net proceeds from the sale of the additional notes to pay the net cost of such increase.

The convertible note hedges are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes in the event that the price per share of our common stock, at the time of exercise is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the notes and is similarly subject to customary anti-dilution adjustments. If, however, the price per share of our common stock exceeds the strike price of the sold warrant when it expires, there would be additional dilution from the issuance of common stock pursuant to the warrant.

The convertible note hedges and sold warrant transaction are separate transactions (in each case entered into by us and a hedge counterparty), are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedges or the sold warrant transaction. For a discussion of the impact of any market or other activity by the hedge counterparties (or their affiliates) in connection with the convertible note hedges and sold warrant transaction, see “Risk Factors—Risks Relating to the Notes and Our Common Stock—The convertible note hedges and warrant transactions may affect the value of the notes and the trading price of our common stock.”

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their respective affiliates will enter into the convertible note hedges and warrant transactions with us and will receive a portion of the net proceeds from this offering applied to those transactions.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The representatives may allocate a limited principal amount of notes for sale to their online brokerage customers. An electronic prospectus and the accompanying prospectus is available on the Internet web site maintained by the representatives. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the representatives’ websites is not part of this prospectus supplement or the accompanying prospectus.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This discussion applies only to a holder of notes that acquires the notes pursuant to this offering at the initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, including, but not limited to, financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, expatriates, persons deemed to sell the notes or common stock under the constructive sale provisions of the Code and persons that hold the notes or common stock as part of a straddle, hedge, conversion transaction or other integrated investment. This summary assumes that investors will hold our notes or common stock as “capital assets” (generally, property held for investment) under the Code. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Furthermore, this discussion does not address any alternative minimum tax, Medicare tax on investment income, U.S. federal estate or gift tax consequences or any state, local or non-United States tax consequences. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and non-United States income and other tax consequences of the ownership and disposition of the notes or common stock.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. A beneficial owner of a note or common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes or common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes or common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

If you are considering the purchase of notes, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder. Certain material U.S. federal income tax consequences to Non-U.S. Holders are described under “—Consequences to Non-U.S. Holders” below.

Payments of Interest on the Notes

It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, a U.S. Holder will generally be required to recognize interest as ordinary income at the time it is paid or accrued on the notes in accordance with its regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or other Taxable Disposition of the Notes

Except as provided below under “—Consequences to U.S. Holders—Conversion of the Notes”, upon the sale, exchange, redemption or other taxable disposition of a note, including an exchange with a designated financial institution in lieu of conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”, you will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which, to the extent not previously included in income, will generally be taxable as ordinary income) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note increased by the amount, if any, included in income on an adjustment to the conversion sale of the notes, as described in “—Consequences to U.S. Holders—Constructive Distributions” below. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

If we elect to settle a conversion solely in shares of our common stock, a U.S. Holder will not recognize any gain or loss upon the conversion (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”, which would be taxable as described above), except with respect to cash received in lieu of fractional shares. A U.S. Holder’s tax basis in the common stock received upon a conversion (including any basis allocable to any fractional share deemed received, but excluding any common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the holder’s adjusted tax basis in the notes surrendered. A U.S. Holder’s holding period for such common stock will include the holding period for the notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the common stock received in the conversion (as described above) that is properly allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

If we elect to settle a conversion through the delivery of a combination of cash and shares of common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”, which would be taxable as described above), while the U.S. federal income tax treatment of such a conversion is unclear, the conversion should be treated as a recapitalization. A U.S. Holder generally should not recognize any loss upon the conversion but should recognize gain on the conversion in an amount equal to the lesser of (i) the gain realized (which is equal to the excess of the sum of the fair market value of the common stock and cash received, other than amounts attributable to accrued but unpaid interest over the U.S. Holder’s adjusted basis in the note) and (ii) the amount of cash received (other than cash attributable to accrued interest). Any gain recognized on conversion generally should be capital gain and should be long-term capital gain if, at the time of the conversion, the note has been held for more than one year. The U.S. Holder’s adjusted tax basis in the common stock received in such a conversion (excluding any common stock attributable to accrued interest) should be the same as the U.S. Holder’s adjusted tax basis in the notes surrendered, increased by the amount of gain recognized and decreased by the amount of cash received (other than attributable to accrued interest). The U.S. Holder’s holding period for such common stock (other than common stock attributable to accrued interest) should include the U.S. Holder’s holding period for the notes that were converted.

If the conversion of a note into cash and common stock is not treated as a recapitalization, the U.S. Holder may recognize an amount of gain that is different from the amount described above. An alternative characterization would treat the conversion in part as a sale of a portion of the note, and in part as a conversion of a portion of the note into common stock (not as part of a recapitalization). The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as sold equal to the difference between the amount of the cash received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as sold. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize gain or loss (other than common stock attributable to accrued but unpaid interest, which will be taxable as such). The U.S. Holder’s adjusted tax basis in the note would be allocated between the portion of the note treated as sold and the portion of the note treated as converted into common stock on a pro rata basis, based on the respective fair market values of each portion. U.S. Holders should consult their tax advisors regarding the proper treatment of a conversion into cash and common stock.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the common stock received in the conversion (as described above) that is properly allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not previously recognized in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

If we elect to settle a conversion solely in cash, a U.S. Holder will generally be treated as having disposed of the notes converted and will recognize gain or loss on such disposition as described above under “—Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of the notes.”

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be deemed to result in a distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including adjustments in respect of taxable dividends to holders of the common stock) will not qualify as being pursuant to such a bona fide reasonable adjustment formula. If such adjustments occur, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the special reduced rate of U.S. federal income tax generally applicable to certain dividends received before January 1, 2013. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on Common Stock

If we make distributions on the common stock received upon conversion of a note, the distributions will generally be treated as dividends to a U.S. Holder of the common stock to the extent we have current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year of the distribution. To the extent the distributions exceed the current and accumulated earning and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

Upon the sale, exchange, redemption treated as a sale or exchange or other taxable disposition of the common stock received upon conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the U.S. Holders adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holders holding period in the common stock is more than one year at the time of such disposition. The utilization of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the notes.

Payments of Interest on the Notes

The United States generally imposes a 30% United States federal withholding tax on payments of interest to Non-U.S. Holders. A Non-U.S. Holder will not be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the stock entitled to vote (treating, for such purpose, notes held by you as having been converted into our Common Stock);

•	you are not a controlled foreign corporation with respect to which we are, directly or indirectly, a “related person;” and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (on a properly executed IRS Form W-8BEN), or you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, unless you provide us (or other applicable withholding agent) with a properly executed IRS Form W-8BEN or other applicable form claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with its conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if it were a United States person as defined under the Code. In addition, if a Non-U.S. Holder is treated as a foreign corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock

Any gain realized on the sale, exchange, redemption (in the case of common stock, a redemption treated as a sale or exchange rather than a distribution taxable as a dividend), or other disposition of a note, including an exchange with a designated financial institution in lieu of conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”, or common stock will generally not be subject to U.S. federal income or withholding tax (except with respect to accrued and unpaid interest on a note, which would be taxed as described under “—Consequences to non U.S. Holders—Payments of Interest on the Notes” above) unless

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) during the shorter of your holding period or the 5-year period ending on the date of disposition of the note or common stock, as the case may be.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, because we own significant U.S. real property, we believe we may be a USRPHC. Even if we are a USRPHC during the specified testing period, if our common stock is, or, to the extent the test applies to a disposition of our notes, both our common stock and our notes are, “regularly traded” (as defined by Treasury Department regulations) on an established securities market, a Non-U.S. Holder’s disposition of our common stock or notes will not be subject to U.S. federal income or withholding tax under FIRPTA, provided that the Non-U.S. Holder has not held (actually or constructively) more than 5% of such class of common stock or notes, as the case may be, at all times during a specified testing period. In the case of a disposition of our notes by a Non-U.S. Holder, if (i) our notes are not regularly traded on an established securities market but our common stock is regularly traded on an established securities market, and (ii) on the date that a Non-U.S. Holder acquires our notes, and on any date on which such Non-U.S. Holder makes subsequent acquisitions of notes, the aggregate fair market value of notes held (actually or constructively) by such Non-U.S. Holder does not exceed 5% of the total value of our common stock (and, if requested, the Non-U.S. Holder provides appropriate certification to this effect), then such Non-U.S. Holder’s disposition of our notes will generally not be subject to tax under FIRPTA.

If the disposition of our notes or common stock were subject to taxation under FIRPTA, a Non-U.S. Holder would be required to file a U.S. federal income tax return and generally would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. A transferee of notes or common stock could be required to withhold 10% of the proceeds paid to a Non-U.S. Holder for the notes or common stock and remit such amount to the IRS.

Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes or common stock.

Conversion of the Notes

If we elect to settle a conversion solely in shares of our common stock, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax upon a conversion of notes into common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”, which would be taxable as described above), except to the extent of cash received in lieu of fractional common stock, which will be subject to U.S. federal income tax to the extent described above under “Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock” as a general matter.

If we elect to settle a conversion through the delivery of a combination of cash and shares of our common stock, gain recognized by a Non-U.S. Holder will be determined in the same manner as described above under “U.S. Holders—Conversion of the Notes” and will be subject to U.S. federal income tax to the extent described above under “Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock” provided that, if we are a USRPHC during the specified testing period and a Non-U.S. Holder has exceeded the FIRPTA ownership threshold described above with respect to the notes, gain recognized on the conversion will generally be taxable in full except in limited circumstances.

If we elect to settle a conversion solely in cash, a Non-U.S. Holder will be subject to U.S. federal income and withholding tax to the extent described above under “Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock.”

If we are a USRPHC during the specified testing period, we may be required to withhold 10% of the cash and common stock to be delivered to a Non-U.S. Holder upon conversion of the notes and remit such amount to the IRS unless the Non-U.S. Holder certifies that it has not exceeded the applicable ownership thresholds with respect to the notes.

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of conversions of the notes.

Actual or Constructive Distributions

In general, any constructive distribution received by a Non-U.S. Holder with respect to the notes resulting from certain adjustments, or the failure to make certain adjustments, to the conversion rate of the notes (see “—Consequences to U.S. Holders—Constructive Distributions” above, or any actual or constructive distribution treated as a dividend received by the Non-U.S. Holder with respect to the common stock, as described above under “—Consequences to U.S. Holders—Distributions on Common Stock”) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, in such event, we or others would satisfy any such withholding by reducing payments of cash, payments of interest payable on the notes, or proceeds from a sale subsequently paid or credited to a Non-U.S. Holder.

In addition, if we are a USRPHC and the exceptions for “regularly traded” interests described above do not apply, if any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the preceding paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed above under “—Consequences to Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Dispositions of Notes or Common Stock”).

To claim the benefit of a United States income tax treaty, a Non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits prior to the payment of any amount described above from which we would satisfy our withholding obligation. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

A Non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of principal, interest or dividends or the proceeds of a disposition of the notes or common stock. In addition, we are required to annually report to the IRS and each Non-U.S. Holder the amount of any interest or dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided timely to the IRS.

We may be required to report to the IRS and to holders the amount of a deemed distribution taking place on or after January 1, 2013.

Recent Developments

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in such institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which we will in turn provide to the Secretary of the Treasury. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

LEGAL MATTERS

Certain legal matters relating to the offering of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York and Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Brookdale Senior Living Inc. appearing in Brookdale Senior Living Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedule appearing therein) and the effectiveness of Brookdale Senior Living Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Brookdale Senior Living Inc.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 29, 2011 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

•	Current Reports on Form 8-K filed on January 28, 2011 and February 4, 2011; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Brookdale Senior Living Inc., Attn: Secretary
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
(615) 221-2250

PROSPECTUS

BROOKDALE SENIOR LIVING INC.
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock and debt securities on terms to be determined at the time of offering. The selling stockholders may also offer and sell, from time to time, up to 20,091,326 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by selling stockholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the trading symbol “BKD.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should read the section entitled “Risk Factors” beginning on page 2 before buying our securities. This information may also be included in any supplement and/or may be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2011.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well known seasoned issuer” as defined in Rule 405 under the Securities Act. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, and any selling stockholder named in a prospectus supplement may offer from time to time, in one or more offerings, shares of our common stock.

This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholders sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Brookdale,” the “Company,” “we,” “us” and “our” to refer to Brookdale Senior Living Inc. and its direct and indirect subsidiaries, except where it is clear that the term refers only to the parent company.

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SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Brookdale Senior Living Inc.

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company provides an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest quality service, care and living accommodations for residents. The Company owns, leases and operates retirement centers, assisted living and dementia-care communities and continuing care retirement centers, or CCRCs.

As of March 31, 2011, we were the largest operator of senior living communities in the United States based on total capacity, with 558 communities in 33 states and the ability to serve over 51,000 residents. As of March 31, 2011, we operated in four business segments: retirement centers, assisted living, CCRCs and management services.

As of March 31, 2011, we operated 75 retirement center communities with 14,199 units, 428 assisted living communities with 21,177 units, 36 CCRCs with 12,002 units and 19 communities with 3,784 units where we provide management services for third parties. The majority of our units are located in campus settings or communities containing multiple services, including CCRCs. For the quarter ended March 31, 2011, the weighted average occupancy rate for our owned/leased communities was 87.2%. For the quarter ended March 31, 2011, 44.4% of our revenues were generated from owned communities, 55.4% from leased communities and 0.2% from management fees from communities we operate on behalf of third parties. We generate approximately 79.1% of our revenues from private pay customers.

Our principal executive offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 221-2250. Our website address is www.brookdaleliving.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 13 of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds in the event that the securities are sold by a selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred dividends for the periods indicated:

Three Months
Ended	Years Ended December 31,
March 31, 2011	2010	2009	2008	2007	2006

(1)	(1)	(1)	(1)	(1)	(1)

(1)	Earnings for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006 were less than one-to-one to cover fixed charges. The coverage deficiencies were $23.7 million, $79.9 million, $100.1 million, $452.9 million, $257.2 million and $140.6 million, respectively.

For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations, before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	any distributed income we receive from less-than-fifty-percent-owned companies; and

•	our fixed charges, excluding capitalized interest, and preferred stock dividend requirements of our consolidated subsidiaries.

“Fixed charges and preferred stock dividends” means the sum of:

•	the interest we pay on borrowed funds;

•	the preferred stock dividend requirements of our consolidated subsidiaries;

•	the amount we amortize for debt discount, premium, and issuance expense;

•	an estimate of the interest within rent expense; and

•	our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

As of June 3, 2011, there were outstanding 121,959,031 shares of common stock (excluding unvested restricted shares) and no outstanding shares of preferred stock. All of the shares of common stock outstanding on the date of this prospectus are validly issued, fully paid and non-assessable under the Delaware General Corporation Law, or the DGCL.

Set forth below is a summary description of the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Pursuant to our Stockholders Agreement, dated as of November 28, 2005, by and among the Company and the stockholders named therein, as amended, supplemented or modified from time to time, or our Stockholders Agreement, so long as the Fortress Stockholders and their Permitted Transferees (in each case, as defined therein) beneficially own (i) less than 25% but more than 10% of the voting power of the Company, FIG LLC, an affiliate of Fortress Investment Group LLC, or Fortress, shall be entitled to designate two directors, and (ii) less than 10% but more than 5% of the voting power of the Company, FIG LLC shall be entitled to designate one director. Our Stockholders Agreement requires that each of our stockholders party to our Stockholders Agreement shall vote or cause to be voted all of their voting shares for the directors nominated as described above. As of the date of this prospectus, Fortress and various principals of Fortress, in the aggregate, beneficially own approximately 16.5% of the voting power of the Company. As a result, FIG LLC is currently entitled to designate two members of our board of directors.

Subject to any preference rights of holders of our preferred stock that the Company may issue in the future, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

The holders of common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be fully paid and non-assessable upon issuance against full payment of the purchase price for such shares.

Our common stock is listed on the NYSE under the symbol “BKD.” As of June 6, 2011, the closing price per share of our common stock on the NYSE was $23.11, and we had approximately 475 holders of record of our common stock.

Preferred Stock

The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible into, or exchangeable for, shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without approval by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

Certain provisions of our amended and restated certificate of incorporation may make a change in control of the Company more difficult to effect. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2011, 2013 and 2012, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our amended and restated by-laws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “-Preferred Stock.” Our amended and restated by-laws also provide that our stockholders are specifically denied the ability to call a special meeting of the stockholders. Advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under Article Eight of our amended and restated certificate of incorporation, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC and Health Partners and, in each case, their respective subsidiaries and affiliates, other than us (collectively, the “Significant Stockholders”), have the right to, and have no duty to abstain from exercising such right to, engage or invest, directly or indirectly, in the same, similar or related business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the DGCL.

In the event that any of our directors and officers who is also a director, officer or employee of any of our Significant Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Significant Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The telephone number of American Stock Transfer & Trust Company, LLC is (718) 921-8200.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	applicable subordination provisions, if any;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain affiliates of Fortress, who we refer to as the “selling stockholders” in this prospectus, of up to 20,091,326 shares of our common stock, which shares were acquired in a series of private transactions in 2005 and thereafter. Information about the potential selling stockholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we or any selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•	enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or any selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or any selling stockholder or others to settle such sales and may use securities received from us or any selling stockholder to close out any related short positions. We or any selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, any selling stockholder, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or any selling stockholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholder. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us or any selling stockholder and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us or any selling stockholder under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or any selling stockholder at the time of resale. Dealers engaged by us or any selling stockholder may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or any selling stockholder in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or debt securities on any securities exchange or quotation system; any such listing with respect to any preferred stock or any debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, preferred stock, debt securities or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of common stock, preferred stock or our debt securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Brookdale Senior Living Inc. appearing in Brookdale Senior Living Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedule appearing therein) and the effectiveness of Brookdale Senior Living Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements relating to the consummation of the acquisition of Horizon Bay Realty, L.L.C. and the transactions with HCP, Inc. and Chartwell Seniors Housing Real Estate Investment Trust (including the anticipated timing thereof), our expectations concerning the future performance of the new communities and the effects of the transactions on our financial results (including our expectations with respect to its return on invested equity), our expectations regarding possible future investment or acquisition opportunities with respect to the managed assets, and our expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, expansion and development activity, acquisition opportunities, asset dispositions and taxes; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion , redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined by incorporation by reference herein). Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “predict(s)”, “believe(s)”, “may”, “will”, “would”, “could”, “should”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors that could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the closing conditions and successfully complete the transactions; the risk that we may not be able to successfully integrate the new communities into our operations; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the SEC, press releases and other communications, including those set forth under “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Such forward looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an

Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Brookdale Senior Living Inc.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplements, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 29, 2011 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

•	Current Reports on Form 8-K filed on January 28, 2011 and February 4, 2011; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Brookdale Senior Living Inc., Attn: Secretary
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
(615) 221-2250

$275,000,000

BROOKDALE SENIOR LIVING INC.

     % Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

RBC Capital Markets

June   , 2011